EXHIBIT 10.1

FIRST AMENDMENT TO CHURCH & DWIGHT CO., INC.

AMENDED AND RESTATED OMNIBUS EQUITY COMPENSATION PLAN

This First Amendment (this “Amendment”) to the Church & Dwight Co., Inc. Amended and Restated Omnibus Equity Compensation Plan (the “Plan”) is adopted effective July 30, 2019. Capitalized terms used but not otherwise defined will have the meanings ascribed to them in the Plan.

WHEREAS, Church & Dwight Co., Inc. (the “Company”) maintains the Plan;

WHEREAS, in accordance with Section 17(a) of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan;

WHEREAS, the Board desires to amend the Plan as set forth in this Amendment; and

WHEREAS, in accordance with Section 17(b) of the Plan, the Board has determined that stockholder approval to amend the Plan as set forth in this Amendment is not required.

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 15(a) of the Plan is deleted in its entirety and replaced with the following:

“(a) Treatment of Grants upon a Change of Control.  Unless the Board determines otherwise before a Change of Control, effective upon the date of a Change of Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Board may determine, unless, in each case, such Grant is (A) made on or after July 30, 2019, to a Participant who, as of the date of such Grant, is an Employee with the title of Executive Vice President or Chief Executive Officer, and (B) assumed, substituted or converted to similar grants of the surviving corporation (or parent or subsidiary of the surviving corporation), in each case with value and terms that are at least equivalent to the Option in effect before the Change of Control and otherwise in accordance with Section 15(b)(iv) of the Plan; provided, however, that, if the Participants’ employment or service with the applicable Employer is terminated by the Employer without “Cause” or by the Participant for “Good Reason” (in each case, as defined in the Participant’s applicable Grant Agreement), in either case upon or within twenty-four (24) months following the Change of Control then, upon any such termination of employment or service, any Grant so converted shall be treated as provided in this Section 15(a)(i), (ii), or (iii), as applicable.”

2.	Except as expressly provided in this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

3.

The validity, construction, interpretation and effect of this Amendment shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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